ACKNOWLEDGEMENT OF ASSUMPTION OF LIABILITIES

This ACKNOWLEDGEMENT OF ASSUMPTION OF LIABILITIES (this "Acknowledgement") dated as of October 9, 2003 is entered into by SPEEDEMISSIONS, INC. , a Florida corporation (f/k/a SKTF ENTERPRISES, INC. ) ("Speedemissions (FL)"); SPEEDEMISSIONS, INC. , a Georgia corporation ("Speedemissions (GA)"); and V2R, LLC , a Florida limited liability company ("V2R").

W I T N E S S E T H :

WHEREAS , the shareholders of Speedemissions (GA) acquired shares of Speedemissions (FL) in exchange for all of their shares of Speedemissions (GA) pursuant to that certain Acquisition Agreement dated as of June 13, 2003, such that Speedemissions (GA) is now a wholly-owned subsidiary of Speedemissions (FL); and

WHEREAS , V2R desires that Speedemissions (FL) expressly assume the debt and other obligations of Speedemissions (GA) owed to V2R as described below, and Speedemissions (GA) desires to assign and Speedemissions (FL) desires to assume such obligations,

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) IN HAND PAID, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Speedemissions (FL), Speedemissions (GA) and V2R hereby agree as follows:

1.  Acknowledgement and Assumption of Liabilities . Speedemissions (FL) hereby assumes and agrees to be bound by and perform all of the obligations and liabilities of Speedemissions (GA) owed to V2R, including, without limitation, the following (collectively, the "Obligations"):

(1) that certain Consulting Agreement dated as of June 13, 2003 by and between V2R and Speedemissions (GA) ;

(2) that certain Consulting Agreement dated as of June 16, 2003 by and between V2R and Speedemissions (GA); and

(3) that certain Warrant to Subscribe for and Purchase Common Stock dated as of June 16, 20, and granted by Speedemissions (GA) for the benefit of V2R.

2.  Miscellaneous .

(a)  This Acknowledgment shall be binding upon and inure to the benefit of V2R, Speedemissions (FL) and Speedemissions (GA) and their respective successors and assigns.

(b)  This Acknowledgement shall not be amended or modified except by a written instrument executed by the parties.

(c)  To the extent the Obligations are convertible pursuant to their terms into capital stock of Speedemissions (GA), Speedemissions (FL) acknowledges and agrees that such Obligations shall be convertible into shares of Speedemissions (FL) common stock on the same terms and conditions, and the documents evidencing the Obligations shall be read and interpreted accordingly.

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(d)  Speedemissions (FL) will execute and deliver such further instruments and take such further actions as V2R shall reasonably deem necessary or convenient to further evidence the assumption of the liabilities of Speedemissions (GA).

(e)  V2R represents and warrants that Speedemissions (GA) is not in default of any of the Obligations and no events have occurred which, with notice, the passage of time or both, would constitute a default of any of Speedemissions (GA)’s Obligations.

(f)  This Acknowledgement shall be construed and governed by the laws of the State of Georgia.

IN WITNESS WHEREOF, the parties have duly caused the execution of this Acknowledgement as of the day and year first written above.

SPEEDEMISSIONS, INC., a Florida corporation

By:	/s/ Richard Parlontieri

Its:	President/CEO

SPEEDEMISSIONS, INC., a Georgia corporation

By:	/s/ Richard Parlontieri

Its:	President/CEO

V2R, LLC

By:	/s/ Bahram Yusefzadeh ______________

Its:	Managing Director __________________

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